EXHIBIT 5.1

                      L. STEPHEN ALBRIGHT, ESQ. LETTERHEAD

                                  June 17, 2005

Electronic Game Card, Inc.
712 Fifth Avenue, 19th Floor
New York, New York 10019-4108

Re: Electronic Game Card, Inc. (the "Company") Registration of 9,143,733 Shares of the Company's Common Stock on Form SB-2

Gentlemen:

I have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission ("SEC") on or about June 17, 2005 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 9,143,733 shares of your common stock, par value $.001 per share (the "Shares"). I understand that the Shares are to be sold by the Selling Shareholder (as described in the Registration Statement) to the public from time to time as described in the Registration Statement.

I have examined originals or copies of those corporate and other records and documents I considered appropriate. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies. Where applicable or necessary, I have relied upon the certificates of government agencies.

On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of laws I considered relevant, and subject to the limitations and qualifications of this opinion, I am of the opinion that the Shares to be issued to the Selling Shareholders upon the conversion of the Convertible Promissory Notes (as that time is defined in the Registration Statement) into Common Stock, when issued, will be fully paid and non-assessable; that the Shares to be issued to the Selling Shareholders upon their proper exercise of warrants (including payment in full therefore), which warrants are issued in connection with the Convertible Promissory Notes, then those shares will be validly issued, fully paid and non- assessable; and, that the Shares, if sold by such Selling Shareholders in the manner described in the Registration Statement, will continue to be validly issued, fully paid and non-assessable.

The laws covered by this opinion is limited to the present federal law of the United States and the corporations laws of the State of Nevada as those pertain to the issuance of stock. I express no opinion herein concerning any laws of any other jurisdiction and no opinion regarding statutes, administration decisions, rules, regulations or requirement of any country, municipality, subdivision or local authority of any jurisdiction.


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Electronic Game Card, Inc.
June 17, 2005
Page 2


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.

Sincerely,


     /S/ L. STEPHEN ALBRIGHT
---------------------------------
L. STEPHEN ALBRIGHT, ATTORNEY AT LAW